Contact:	Bronwyn Wallace (713) 752-1929

Patterson-UTI Announces Settlement with U.S. Equal Employment Opportunity Commission

HOUSTON – April 20, 2015 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced that its subsidiary, Patterson-UTI Drilling Company LLC (the “Company”), has reached an agreement with the U.S. Equal Employment Opportunity Commission to resolve previously disclosed allegations that originated from claims from field-based employees a number of years ago. Rather than pursuing costly litigation to dispute past claims, the Company’s leadership team chose to work with the Commission to institute additional human resources best practices and enter into a no-fault $12.26 million settlement. The settlement terms were approved by a federal judge on April 17, 2015. The Company encourages those who are eligible to submit claims to participate in the settlement when they receive notice from the settlement administrator in approximately 60 days.

Andy Hendricks, the Company’s Chief Executive Officer since 2012, stated, “We take this matter very seriously and are pleased to have reached a resolution. We have built a culture of respect, diversity and equal opportunity in our company and have zero tolerance for anything less.”

The Company has instituted strong policies, training programs and recruiting initiatives to improve workforce diversity and inclusion and reinforce its commitment to equal opportunity and respectful treatment for all employees. “We are committed to providing a safe, welcoming and respectful work environment that is consistent with our core values,” Hendricks concluded.

About Patterson-UTI Drilling

Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; liabilities from operations; ability to effectively identify and enter new markets; governmental regulation; ability to realize backlog; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement